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                     July 15, 2022

       John E. Adent
       President and Chief Executive Officer
       Neogen Corporation
       620 Lesher Place
       Lansing, MI 48921

                                                        Re: Neogen Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 18,
2022, as amended
                                                            File No. 000-17988

       Dear Mr. Adent:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Michael J. Aiello, Esq.